UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2005

GSI COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16611	04-2958132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

935 First Avenue, King of Prussia, PA 19406

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 265-3229

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2005, GSI Commerce, Inc. (the “Company”) entered into an indenture dated as of June 1, 2005, between the Company, as issuer, and JPMorgan Chase Bank, N.A., as trustee (the “Indenture”) pursuant to which the Company issued $57.5 million aggregate principal amount of its 3% convertible notes due 2025 (the “Notes”) under the Indenture in a public offering registered under the Securities Act of 1933. This amount includes the exercise by the underwriters of the public offering of their over-allotment option to purchase an additional $7.5 million aggregate principal amount of Notes. Morgan Stanley acted as the sole bookrunning manager for the offering, Bear, Stearns & Co. Inc. acted as the co-lead manager and CIBC World Markets, Friedman Billings Ramsey and Pacific Crest Securities were co-managers.

The following description is a summary of the material provisions of the Notes and the Indenture which governs the Notes. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Indenture, including the definitions of some terms used in the Indenture. Wherever particular provisions or defined terms of the Indenture or form of note are referred to, these provisions or defined terms are incorporated in this Form 8-K by reference. The Indenture is filed herewith as Exhibit 4.1.

Maturity date. The Notes mature on June 1, 2025.

Ranking. The Notes are the Company’s senior unsecured obligations and will rank effectively junior to the Company’s existing and future secured debt, on a parity with all of the Company’s other existing and future senior unsecured debt and prior to any existing or future subordinated debt. Holders of the Notes are only creditors of the Company, and not of the Company’s subsidiaries. None of the Company’s subsidiaries guaranteed the Notes. As a result, existing and future liabilities of the Company’s subsidiaries, including trade payables, are and will be effectively senior to the Notes. As of April 2, 2005, the Company’s subsidiaries had outstanding $14.0 million of secured debt.

Interest. The Notes bear interest at a rate of 3% per annum on the principal amount from June 1, 2005, payable semi-annually in arrears in cash on June 1 and December 1 of each year, beginning December 1, 2005.

Conversion; Make whole premium upon a fundamental change. A holder may convert the Notes into shares of the Company’s common stock at a conversion rate of 56.1545 shares per $1,000 principal amount of Notes, representing a conversion price of approximately $17.808 per share, subject to adjustment, at any time prior to the close of business on the business day immediately preceding May 1, 2010, subject to prior repurchase of the notes, only under any of the following circumstances:

•	during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each day of such measurement period was less than 103% of the product of the closing sale price of our common stock and the conversion rate on each such day; or

•	upon the occurrence of any of the following corporate events:

•	if the Company distributes to all holders of its common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such issuance, the Company’s common stock at less than the average closing sale prices of the Company’s common stock for the 10 trading days preceding the announcement date for such distribution; or

•	if the Company distributes to all holders of its common stock, assets, debt securities or certain rights to purchase the Company’s securities, which distribution has a per share value exceeding 10% of the closing sale price of the Company’s common stock on the day preceding the announcement date for such distribution; or

•	if the Company is a party to a consolidation, merger or sale or transfer of all or substantially all of its assets, in each case pursuant to which the Company’s common stock would be converted into cash, securities or other property.

On and after May 1, 2010, to (and including) the close of business on the business day immediately preceding the maturity date of the Notes, subject to prior redemption or repurchase of the Notes, a holder may convert Notes, in whole or in part, into shares of the Company’s common stock (or cash or a combination of cash and shares of the Company’s common stock, if the Company so elects) at any time, regardless of the foregoing circumstances.

Upon conversion, the Company has the right to deliver, in lieu of shares of the Company’s common stock, cash or a combination of cash and shares of the Company’s common stock, in each case calculated as described in the Indenture. At any time on or prior to the maturity date, the Company may irrevocably elect to satisfy the Company’s conversion obligation with respect to the principal amount of the Notes to be converted with a combination of cash and shares of the Company’s common stock, as described in the Indenture. Upon any conversion, subject to certain exceptions, a holder will not receive any cash payment representing accrued and unpaid interest.

In addition, if a holder elects to convert Notes in connection with the occurrence of a fundamental change that occurs prior to June 1, 2010, the Company will increase the applicable conversion rate for the Notes such that the holder will be entitled to receive additional shares of common stock (or cash, or a combination of cash and shares of common stock, if the Company so elects) upon conversion in some circumstances as described in the Indenture. A fundamental change is any transaction or event, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, in connection with which 50% or more of the Company’s common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq Stock Market or any similar U.S. system of automated dissemination of quotations of securities prices.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of a note (after giving effect to the make whole adjustment described above) exceed 67.3854 per $1,000 principal amount of notes, subject to adjustment in the same manner and for the same events as the conversion rate as described in the Indenture.

Redemption. At any time on or after June 6, 2010, the Company may redeem any of the Notes for cash by giving the holders not more than 60 but not less than 30 days’ notice. The Company may redeem the Notes either in whole or in part at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, up to, but excluding, the redemption date.

Repurchase at the option of the holder. A holder may require the Company to repurchase all or part of their Notes for cash on June 1 of 2010, 2015 and 2020 at a repurchase price equal to 100% of their principal amount. The Company will pay accrued and unpaid interest, if any, up to, but excluding, the date of repurchase.

Designated event. If a designated event occurs prior to maturity, a holder has the right to require the Company to repurchase all or part of their Notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the repurchase date. A designated event will be deemed to have occurred upon a fundamental change or if the Company’s common stock, or other common stock into which the Notes are then convertible, is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq Stock Market.

Sinking fund. The Notes are not subject to a sinking fund provision.

For a more detailed description of the Notes and the Indenture, see the disclosure under the caption “Description of Notes” contained in the Company’s Prospectus, dated May 25, 2005, related to the offering of the Notes, which was filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act on May 27, 2005, which disclosure is hereby incorporated herein by reference. In addition, see the Indenture which is filed herewith as Exhibit 4.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance-Sheet Arrangement of a Registrant.

See disclosure under Item 1.01 of this Current Report on Form 8-K, which is incorporated by reference in this Item 2.03.

Item 8.01 Other Events

On June 1, 2005, the Company completed public offerings of its common stock and a new series of 3% convertible notes due 2025, referred to as the Notes.

In the common stock offering, the Company sold 1,791,914 shares of common stock and the selling stockholders, including Michael Rubin, chairman and CEO of the company, certain other executive officers of the Company, SOFTBANK Capital Partners and Rustic Canyon Ventures, sold a total of 1,915,555 shares of common stock. The shares were priced at $14.84 per share. In addition, up to an additional 556,120 shares may be sold by the Company and certain selling stockholders if the underwriters exercise the over-allotment option granted to them.

In the Note offering, the Company sold $57.5 million aggregate principal amount of the Notes, which included $ 7.5 million aggregate principal amount of the Notes pursuant to the exercise of the over-allotment option granted to the underwriters. The Notes are convertible into the Company’s common stock under certain conditions or at certain times at a conversion rate of 56.1545 shares per $1,000 principal amount of notes, which is equal to a conversion price of about $17.808 per share.

Morgan Stanley acted as the sole bookrunning manager for the offerings, Bear, Stearns & Co. Inc. acted as the co-lead manager for the offerings and CIBC World Markets, Friedman Billings Ramsey and Pacific Crest Securities acted as co-managers for the offerings.

Item 9.01. Financial Statements and Exhibits.

4.1    Indenture dated as of June 1, 2005 by and between GSI Commerce, Inc. and JPMorgan Chase Bank, N.A.

4.2    Form of 3% Convertible Note due 2025 (included in Exhibit 4.1 as Exhibit A)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

By:	/s/ Jordan M. Copland
Jordan M. Copland Chief Financial Officer

Dated: June 7, 2005

Exhibit Index

No.	Description
4.1	Indenture dated as of June 1, 2005 by and between GSI Commerce, Inc. and JPMorgan Chase Bank, N.A.

4.2	Form of 3% Convertible Note due 2025 (included in Exhibit 4.1 as Exhibit A)